Exhibit 10.23.1
MIRION TECHNOLOGIES, INC.
FIRST AMENDMENT TO
STOCKHOLDERS AGREEMENT
          THIS FIRST AMENDMENT (this “Amendment”), entered into as of February 15, 2006 to the STOCKHOLDERS AGREEMENT (the “Agreement”), entered into as of December 22, 2005, by and among MIRION TECHNOLOGIES, INC. (f/k/a Global Monitoring Systems, Inc.), a Delaware corporation (the “Corporation”), AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (together with its transferees, “ACAS”), and the other stockholders of the Corporation signatory thereto. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Agreement.
W I T N E S S E T H:
          WHEREAS, the requisite parties to the Agreement desire to amend the Agreement in accordance with Section 13.7 thereof.
          NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties for themselves, their heirs, executors, administrators, successors and assigns, do hereby covenant and agree as follows:
          Section 1. Amendment. The definition of “Original Cost” in Article 1 of the Agreement is hereby deleted and replaced in its entirety as follows:
               “Original Cost” shall mean, initially, $100.00 per share, in the case of Common Stock, $113.28 per share, in the case of Series A-1 Convertible Participating Preferred Stock, $103.68 per share, in the case of Series A-2 Convertible Participating Preferred Stock, and the applicable option or warrant exercise price, in the case of Corporation Securities which are options or warrants. Original Cost of any Corporation Securities issued or sold after the date hereof shall be the original purchase price thereof or, in the case of options or warrants, the exercise price.
          Section 2. Miscellaneous.
          (a) Except as specifically amended above, the Agreement is and shall continue to be in full force and effect.

          (b) This Amendment may be executed in two or more counterparts, each of which shall serve as an original of the party executing the same, but all of which shall constitute but one and the same agreement.
          (c) All headings set forth in this Amendment are intended for convenience only and shall not control or affect the meaning, construction or effect of this Amendment or the Agreement or of any of the provisions hereof or thereof.
          (d) This Amendment shall be deemed to be a contract governed by the laws of the State of Delaware and shall for all purposes be construed in accordance with the laws of such state, without reference to the conflicts of laws provisions thereof.
          Section 3. Ratification. The parties hereto hereby ratify and confirm the Agreement as amended by this Amendment.
          Section 4. Authorization. This Amendment has been executed by ACAS, the Corporation and the holders of at least fifty-one percent (51%) of the Common Stock subject to the Agreement other than Common Stock owned by ACAS.
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          IN WITNESS WHEREOF, the parties have caused this First Amendment to Stockholders Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

MIRION TECHNOLOGIES, INC.		AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Thomas D. Logan Name: Thomas D. Logan	By:	/s/ Robert Klein Name: Robert Klein
	Title: Chief Executive Officer		Title:

By:	/s/ Thomas D. Logan Name: Thomas D. Logan	By:	/s/ Michael S. Wilson Name: Michael S. Wilson
	Title:		Title

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